Exhibit 99.1

Contact: Leah Stearns
Senior Vice President, Treasurer and Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES CONVERSION RATE ADJUSTMENT FOR 5.25% MANDATORY CONVERTIBLE PREFERRED STOCK, SERIES A

BOSTON, MASSACHUSETTS - June 17, 2016 - American Tower Corporation (NYSE: AMT) announced an adjustment to the conversion rates for its 5.25% Mandatory Convertible Preferred Stock, Series A (the “Series A Preferred Stock”). The adjustment to the conversion rates is being made pursuant to the Certificate of Designations establishing the Series A Preferred Stock (the “Certificate of Designations”) in light of American Tower’s previously announced second quarter 2016 common stock cash dividend of $0.53 per common share and recognition of carried-forward adjustments relating to common stock cash dividends paid on July 16, 2014, October 7, 2014, January 13, 2015, April 28, 2015, July 16, 2015, October 7, 2015, January 13, 2016 and April 28, 2016, which adjustments were deferred and carried forward as permitted under the Certificate of Designations. The new Fixed Conversion Rates and Fundamental Change Conversion Rates (each as defined in the Certificate of Designations) are as set forth below:

Minimum Conversion Rate:         0.9272
Maximum Conversion Rate:        1.1591
Fundamental Change Conversion Rates:

	Share Price on Effective Date
Effective Date	$19.79	$39.58	$59.37	$79.15	$86.28	$94.00	$98.94	$103.89	$107.85	$113.78	$118.73	$128.63
May 12, 2014	0.9272	1.0394	1.0501	1.0084	0.9894	0.9700	0.9589	0.9489	0.9418	0.9327	0.9272	0.9272
May 15, 2015	1.0068	1.0796	1.0889	1.0426	1.0186	0.9930	0.9782	0.9649	0.9556	0.9438	0.9358	0.9272
May 15, 2016	1.0825	1.1193	1.1280	1.0874	1.0564	1.0200	0.9980	0.9786	0.9653	0.9494	0.9395	0.9272
May 15, 2017	1.1591	1.1591	1.1591	1.1591	1.1591	1.0639	1.0107	0.9626	0.9272	0.9272	0.9272	0.9272

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 143,000 communications sites. For more information about American Tower, please visit www.americantower.com.

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